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                                                                    Exhibit 16.1

SALBERG & COMPANY, P.A.

   Certified Public Accountants and Consultants

March 30, 2004

Office of the Chief Accountants
SECPS Letter File
Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, DC 20549

Re:   SinoFresh Healthcare, Inc.
      File Reference No. 000-49764

We were previously the principal accountants for SinoFresh Healthcare, Inc. and under the date of October 17, 2003, we reported on the financial statements of SinoFresh Healthcare, Inc. from October 15, 2002 (inception) to December 31, 2002. On March 4, 2004, we were dismissed as principal accountant. We have read SinoFresh Healthcare, Inc.'s statements included in Item 4 of the Form 8-K/A dated March 4, 2004 of SinoFresh Healthcare, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements except as follows:

            1. We are not in a position to agree or disagree with the following statements:

                  a. "We appointed Moore Stephens and Lovelace, P.A. effective March 4, 2004, as our independent auditors of our financial statements".

                  b. "The decision to changes auditors was approved by our Board of Directors on March 4, 2004 at which time it was believed that two of the formerly five Board members had been previously removed by shareholder written consent. Subsequent to such date, it was determined that there was a technical deficiency in the written consents and as a result, two of the five Board members had not been removed and therefore were still on the Board. However, on March 29, 2004, at a meeting of the full Board of Directors, a majority of the Board of Directors ratified and approved the termination of Salberg and the appointment of Moore Stephens and Lovelace, P.A., as our independent auditors effective March 4, 2004."

                  c. "However, the Company decided to instead replace Salberg with a larger accounting firm that has more resources and personnel to complete the Company's audit of its 2003 financial statements and also perform any expanded audit procedures the new accounting firm deems appropriate."

Very truly yours,
SALBERG & COMPANY, P.A.

/s/ Scott D. Salberg, CPA, CVA
For the Firm

               20283 State Road 7, Suite 300, Boca Raton, Fl 33498
       Phone: (561) 995-8270 Toll Free: (866) CPA-8500 Fax: (561) 995-1920
                      www.salbergco.com info@salbergco.com